Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: tuc@investorrelations.com

Mac-Gray Announces New and Expanded Credit Facility

Company is Redeeming Remaining $100 Million in 2005 Senior Notes;
Significant Annual Interest Savings

WALTHAM, MA, February 29, 2012 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-family housing, today announced a new and expanded senior secured credit facility.  The new five-year agreement, which will mature in February 2017, consists solely of a revolving credit facility and increases Mac-Gray’s revolver capacity to $250 million from its current $130 million. Approximately $100 million of revolver capacity will be used to pay off borrowings outstanding under Mac-Gray’s prior credit facility.  The new agreement also gives Mac-Gray the option to establish an additional $100 million of revolving credit capability.

In conjunction with this new expanded credit facility, Mac-Gray will use $102.54 million of the revolver to redeem all of its $100 million in outstanding 7.625% senior notes due August 15, 2015.  The new credit facility calls for Mac-Gray to pay an interest rate of LIBOR plus a spread of between 175.0 bps and 275.0 bps, depending on the Company’s leverage ratio.  If there is not a significant change in short-term interest rates, Mac-Gray expects the cash payback on this bond redemption to be approximately nine months.  As part of the redemption, and in addition to the $2.5 million early-payment premium, Mac-Gray will incur a one-time non-cash charge of approximately $1.2 million in its first-quarter 2012 results.

“Today marks an important new financial chapter for Mac-Gray,” said Michael J. Shea, Mac-Gray’s chief financial officer. “By taking advantage of the Company’s borrowing capacity and the current short-term interest rate environment, we have positioned the company to save approximately $5 million in annual interest expense until August 2015, when the bonds would have been due.

“With this new facility we are now well-positioned on two key elements of our long-term strategy - organic growth and select acquisitions. Despite the impact the recession and the unfavorable housing markets have had on our business during the past four years, we have used free cash flow to reduce our funded debt by more than $110 million during that time period.  Given the strength of the company’s business model and our cash flow, lender interest in this new five-year credit facility was high.  The support from our 10-member banking syndicate, led by Bank of America, has remained strong.  The increased amount of Mac-Gray’s revolver and

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the overall favorable terms of this agreement are a reflection of our operating stability and the current health of our balance sheet,” said Shea.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 86,000 laundry rooms located in 43 states and the District of Columbia. Mac-Gray also sells and services commercial laundry equipment to retail laundromats and other customers through its product sales division. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s plans to redeem $100 million of its outstanding senior notes and the related accounting consequences and the Company’s expectations for interest expense savings and acquisition opportunities.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, the Company’s ability to renew long-term customer contracts, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 under “Risk Factors” and in other reports subsequently filed with the Securities and Exchange Commission.